Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 16, 2011 on the financial statements of Gold Swap, Inc. as of December 31, 2010, and the related statements of operations, stockholders' equity and cash flows for the year ended and from July 13, 2010 (inception) to December 31, 2010 included herein on the registration statement of Gold Swap, Inc. on Form S-1 (amendment no. 2), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
June 6, 2011